EXHIBIT 99.1

NYSE: WMB

Date:      Nov. 4, 2004

Williams Reports Third-Quarter 2004 Results

•	Company Reduces debt by $1.6 Billion Since Second Quarter

•	Businesses Report Increased Segment Profit and Operating Cash Flow vs. 2003 Quarter

•	Power Adopted Hedge Accounting Oct. 1

•	Cash Flow Forecasts Remain Robust

     TULSA, Okla. — Williams (NYSE:WMB) today announced third-quarter 2004 unaudited net income of $98.6 million, or 19 cents per share on a diluted basis, compared with net income of $106.3 million, or 20 cents per share, for third-quarter 2003.

     Year-to-date, the company reported net income of $90.3 million, or 17 cents per share on a diluted basis, compared with a loss of $438.5 million, or a loss of 89 cents per share, for the first nine months of 2003. Results for the period in 2003 were reduced by an after-tax charge of $761.3 million, or $1.45 per share, to primarily reflect the cumulative effect of adopting the mandated accounting standard for contracts involved in energy trading and risk management activities.

     For third-quarter 2004, the company reported income from continuing operations of $16.1 million, or 3 cents per share on a diluted basis, compared with income of $20.0 million, or 4 cents per share, on a restated basis for the same period in 2003. Approximately $155 million in pre-tax charges for premiums, as well as related fees and expenses, associated with the early retirement of debt were included in results for the 2004 quarter. With regard to unrealized mark-to-market gains or losses from the Power business, the 2004 quarter included the pre-tax benefit of $187 million vs. a loss of $54 million in the 2003 quarter.

     For the first nine months of the year, Williams reported a loss from continuing operations of $3.4 million, or 1 cent per share on a diluted basis, compared with income of $90.6 million, or 12 cents per share, on a restated basis for the same period in 2003. The decline primarily reflects the impact of early debt retirement costs of approximately $252 million incurred in 2004 and lower overall gains on asset sales. These factors were partially offset by the favorable impact of continued strong performance in Midstream Gas & Liquids and significantly reduced interest expense. With regard to the pre-tax benefit of unrealized mark-to-market gains from the Power business, the 2004 period included $304 million vs. $185 million in the 2003 period.

     The company reported income from discontinued operations of $82.5 million, or 16 cents per share on a diluted basis in third-quarter 2004, compared with income of $86.3 million, or 16 cents per share, on a restated basis for the same period last year. Results for 2004 include a $189.8 million pre-tax gain on the sale of the

Canadian Straddle plants, partially offset by a $134.4 million pre-tax loss accrual associated with previously disclosed Quality Bank litigation related to the company’s former operations in Alaska. The current period also reflects certain Canadian tax benefits realized from the sale of the straddle plants.

     For the first nine months of the year, income from discontinued operations was $93.7 million, or 18 cents per share on a diluted basis, compared with $232.2 million, or 44 cents per share, on a restated basis for the same period in 2003. Results for 2003 included significant gains from the sales of assets.

Recurring Results

     Recurring income from continuing operations — which excludes items of income or loss that the company characterizes as unrepresentative of its ongoing operations — was $135.7 million, or 26 cents per share, for the third quarter of 2004. In last year’s third quarter, there was a recurring loss from continuing operations of $400,000 on a restated basis.

     For the first nine months of the year, recurring income from continuing operations was $192.5 million, or 37 cents per share, compared with a recurring loss of $55.6 million, or 10 cents per share, for the first nine months of 2003 on a restated basis.

     A reconciliation of the company’s income from continuing operations — a generally accepted accounting principles measure — to its recurring results accompanies this news release.

Recurring Results Adjusted for Residual Effect of Mark-to-Market Accounting

     With the company’s September decision to retain the Power business, the unit now qualifies for and has elected to apply hedge accounting on a prospective basis beginning Oct. 1, 2004, for certain qualifying derivative contracts. Not all of Power’s derivative contracts will qualify for hedge accounting.

     Prior to the adoption of hedge accounting, Power has accounted for its derivatives portfolio, which includes economic hedges on underlying tolling and other structured non-derivative contracts, on a mark-to-market basis. As a result, changes in fair value of its derivative portfolio over this time period have been recognized in earnings.

     As a result of applying hedge accounting Oct. 1, Power’s future results associated with contracts in the derivative portfolio should be less volatile. However, the residual mark-to-market effects will negatively impact reported results in future periods, also resulting in a difference between reported results and cash flows for several years. The expected cash flows and economic value of Power’s portfolio will not be affected by the accounting impact on future segment results.

     To provide an added level of disclosure and transparency, Williams is providing a new analysis of recurring earnings adjusted for all of Power’s mark-to-market effects.

     Recurring income from continuing operations — after adjusting for the mark-to-market impact to reflect income as though mark-to-market accounting had never been applied to Power’s designated hedges and other derivatives — was $49 million, or 9 cents per share, for the third quarter of 2004. In last year’s third quarter, recurring income from continuing operations was $5 million, or 1 cent per share, after adjusting for the impact of mark-to-market accounting.

     For the first nine months of the year, recurring income from continuing operations — after adjusting for the mark-to-market impact to reflect income as though mark-to-market accounting had never been applied to Power’s designated hedges and other derivatives — was $140 million, or 27 cents per share, compared with a recurring loss of $174 million, or a loss of 33 cents per share, for the first nine months of 2003 after adjusting for the impact of mark-to-market accounting.

     A reconciliation of the company’s income from continuing operations on a recurring basis to its recurring results that have been adjusted for the impact of mark-to-market accounting accompanies this news release.

CEO Perspective

     “These results follow a two-year process that fundamentally transformed our company,” said Steve Malcolm, chairman, president and chief executive officer.

     “We’re definitely ahead of schedule on our turnaround. We’ve strengthened our balance sheet, completed our asset sales, established an appropriate level of liquidity and taken the steps to drive down our costs in a sustainable fashion.

     “Our decisiveness and discipline is apparent in our financial results. Our quarterly numbers are pointed in the right direction. Cash from operations is up. Segment profit is up. And we’ve significantly reduced our debt and interest expense.

     “Going forward, we will continue to use cash flow from operations as one of the key indicators of our overall financial performance and ability to provide resources for growth. This is important because our reported results will be impacted by the residual effect of mark-to-market accounting in the Power business.”

Update on Debt and Cash

     To date, Williams has reduced its debt by more than $1.6 billion since the close of the second quarter. During the third quarter, Williams reduced long-term debt by approximately $816 million, primarily from the early repurchase of $793 million in senior notes that were due in 2010. Subsequent to the close of the third quarter, Williams in October reduced debt by an additional $827 million by completing an exchange offer for the company’s FELINE PACS.

     Through the first three quarters of 2004, Williams reduced its debt by approximately $3 billion through scheduled maturities and early debt retirements. At Sept. 30, Williams’ total long-term debt was approximately $8.9 billion. After considering the FELINE PACS retirement in October, the balance was further reduced to approximately $8.1 billion.

     At Sept. 30, Williams had cash and cash equivalents of approximately $977 million. In addition to cash, Williams’ overall liquidity is supported by available capacity of approximately $840 million through revolving credit facilities, which are used primarily for issuing letters of credit and for liquidity.

     Net cash provided by operating activities for the first nine months of the year was $1.1 billion, including $22.6 million from discontinued operations. For the same period in 2003, net cash provided by operating activities was $694.8 million, including $127.6 million from discontinued operations.

Business Segment Performance

     Williams’ primary businesses — Exploration & Production, Midstream Gas & Liquids, Gas Pipeline and Power — reported combined segment profit of $433.2 million in the third quarter of 2004.

     A year ago in the third quarter, these businesses reported combined segment profit of $314.8 million on a restated basis.

     For the first nine months of 2004, the four major businesses reported combined segment profit of $1.03 billion vs. $1.24 billion for the same period last year on a restated basis.

Exploration & Production

     Exploration & Production, which includes natural gas production and development in the U.S. Rocky Mountains, San Juan basin and Midcontinent, reported third-quarter 2004 segment profit of $70.1 million.

     In the third quarter a year ago, the business reported segment profit of $58.8 million. Third-quarter 2004 results increased primarily due to the benefit of higher production volumes and higher net realized average prices for production sold. These factors were partially offset by higher operating costs.

     For the first nine months of 2004, Exploration & Production reported segment profit of $164.9 million vs. $351.3 million for the same period last year. The decrease in segment profit is due primarily to the absence of $95 million in gains on the sales of assets in 2003, $25 million in lower income on derivative instruments that did not qualify for hedge accounting, decreased net realized average prices and an increase in operating expenses.

     Average daily production volumes have increased 18 percent since the beginning of 2004. In the third quarter of 2004, average daily production from domestic and international interests was approximately 582 million cubic feet of gas equivalent, compared with 494 million cubic feet of gas equivalent at the beginning of 2004.

     In the Piceance basin where drilling activity has increased throughout the year, average daily production continues to rise. In the third quarter, average daily production was 242 million cubic feet of gas equivalent. This was an increase of 15 percent vs. the average daily production of 210 million cubic feet of gas equivalent in second quarter 2004. Piceance production has increased 53 percent since the fourth quarter of 2003, when average daily production was 158 million cubic feet of gas equivalent. Williams has also added drilling rigs in the San Juan, Arkoma and Powder River basins.

     For the full year, Williams continues to expect $235 million to $260 million in segment profit from Exploration & Production.

Midstream Gas & Liquids

     Midstream, which provides gathering, processing, natural gas liquids fractionation and storage services, reported third-quarter 2004 segment profit of $105 million.

     In the third quarter a year ago, Midstream reported segment profit of $77.3 million on a restated basis. The increase in segment profit from the 2004 third quarter vs. the 2003 third quarter reflects the benefit of significantly higher natural gas liquids margins and olefins fractionation margins, largely a result of 40 percent higher natural gas liquids sales prices and 36 percent higher average prices for olefins products. These factors were partially offset by the impact of Hurricane Ivan and a $16.5 million adjustment to correct how the company recognized second-quarter 2004 revenues for the services provided at the Devils Tower facilities. However, actual and forecasted cash flows from Devils Tower are unaffected by the adjustment.

     For the first nine months of 2004, Midstream reported segment profit of $312.1 million vs. a restated $247.3 million for the same period last year.

     The increase in segment profit for the first nine months is primarily due to the benefit of higher natural gas liquids and olefins production margins and lower general and administrative expenses.

     In September, certain Midstream operations in the Gulf Coast, both onshore and offshore, were interrupted by Hurricane Ivan. Williams’ Mobile Bay gas processing plant and Canyon Station and Devils Tower platforms were in the path of the hurricane and incurred differing levels of damage. The temporary shut-down of these facilities and reduced product flows resulted in lower segment profit of approximately $5 million in the third quarter.

     As previously reported, Midstream’s primary operations in the Gulf returned to service by the first week of October, with the exception of the Devils Tower platform. Devils Tower, a spar that Williams owns at Mississippi Canyon block 773, has since returned to service, receiving oil and gas production again on Oct. 28.

     For the full year, Williams now expects $435 million to $485 million in segment profit from Midstream. The company previously expected $325 million to $375 million in segment profit from Midstream at the end of the second quarter. The increase in guidance is based on strong performance this quarter and favorable natural gas liquids margin expectations.

Gas Pipeline

     Gas Pipeline, which provides natural gas transportation and storage services primarily in the Northwest and along the Eastern Seaboard, reported third-quarter 2004 segment profit of $148.8 million.

     In the third quarter a year ago, Gas Pipeline reported segment profit of $141.5 million on a restated basis. The increase in segment profit in third-quarter 2004 reflects earnings from an expansion project placed into service after the third quarter of 2003 and higher equity earnings from Williams’ investment in the Gulfstream system, partially offset by lower short-term firm revenues and the absence of income in 2003 resulting from a reduction in accrued liabilities.

For the first nine months of 2004, Gas Pipeline reported segment profit of $429 million vs. a restated $407.3 million for the same period last year. The increase for the period in 2004 is due primarily to the absence of a $25.5 million charge in 2003 to write-off certain capitalized software development costs, along with higher equity earnings and higher revenues.

     In August, Transco filed an application with the Federal Energy Regulatory Commission to construct and operate an expansion project in central New Jersey. The 3.5-mile project is designed to provide an additional 105,000 dekatherms per day of capacity beginning in November 2005.

     On Sept. 7, Williams’ jointly owned Gulfstream pipeline set a peak delivery record of more than 1,000,000 dekatherms for the day, utilizing nearly all of its currently certified capacity.

     In western Washington, Williams plans to permanently replace 360,000 dekatherms per day of capacity in 2006 on the Northwest system that was idled in December 2003. In the third quarter, Williams began the design, environmental and permitting work for the replacement project. A 111-mile segment of the system restored 131,000 dekatherms per day of service on a temporary basis during the second quarter.

     For the full year, Williams now expects $550 million to $570 million in segment profit from Gas Pipeline. The company previously expected $540 million to $570 million in segment profit from Gas Pipeline.

Power

     Power, which manages more than 7,700 megawatts of power through long-term contracts, reported third-quarter 2004 segment profit of $109.3 million. This includes the benefit of $187 million in forward unrealized mark-to-market gains.

     In the third quarter a year ago, Power reported segment profit of $37.2 million, which included a forward unrealized mark-to-market loss of $54 million and a realized gain of $126.8 million based on the terms of an agreement to terminate a derivative contract. The increase in segment profit in third-quarter 2004 is due primarily to an increase in forward unrealized mark-to-market gains on power and natural gas derivative contracts from an increase in forward natural gas prices in third quarter 2004. In the same period in 2003, forward unrealized mark-to-market gains declined from a decrease in forward natural gas prices. Also contributing to the 2004 increase were lower costs resulting from a reduced level of business activity associated with previous efforts to exit the business.

     For the first nine months of 2004, Power reported a segment profit of $121.1 million vs. segment profit of $236.1 million for the same period last year, which included a $188 million gain on the sale of an energy contract and the previously mentioned $126.8 million gain. The 2004 period includes forward unrealized mark-to-market gains of $304 million vs. $185 million in 2003.

     In the third quarter 2004, Power generated approximately $310 million in cash flow from operations, largely from the return of margin deposits. For the first nine months of 2004, Power has generated approximately $510 million in cash flow from operations.

     In September 2004, Williams announced its decision to continue operating the Power business and cease efforts to exit the business. As a result, Power will focus on realizing expected cash flows, managing forward commodity risk and providing functions that support Williams’ natural gas businesses.

     For the full year, Williams now expects break-even to $100 million in segment profit from Power. The company previously expected break-even to $150 million in segment profit from Power.

Other

     In the Other segment, the company reported third-quarter 2004 segment profit of $2.4 million. In the third quarter a year ago, Other reported segment profit of $4.1 million.

     For the first nine months of 2004, Other reported a segment loss of $20.6 million vs. a segment loss of $42.8 million for the same period last year. The segment losses for both 2004 and 2003 are largely the result of impairment charges associated with an investment in a Texas pipeline project.

Earnings Guidance

     Williams now expects consolidated segment profit of $1.175 billion to $1.375 billion for the year. The company previously expected consolidated segment profit of $1.1 billion to $1.4 billion for the year.

     For the full year, Williams now expects recurring earnings of 34 cents to 44 cents per share. The company previously expected recurring earnings of 20 cents to 40 cents per share.

     On a recurring basis adjusted for the residual effect of mark-to-market accounting, Williams expects earnings of 26 cents to 36 cents per share for the full year.

     The company has increased its expectations with regard to cash flow from operations. Williams now expects to generate $1.25 billion to $1.45 billion in cash flow from operations for the year. The company previously expected to generate $1.1 billion to $1.3 billion in cash flow from operations in 2004.

     In 2005, Williams now expects consolidated segment profit of $1.05 billion to $1.35 billion. The company previously expected consolidated segment profit of $1.3 billion to $1.6 billion for 2005. The decrease stems from the residual effect of mark-to-market accounting in the Power business.

     In 2005, the company continues to expect cash flow from operations of $1.3 to $1.6 billion.

     In 2006, Williams now expects consolidated segment profit of $1.2 billion to $1.5 billion. The company previously expected consolidated segment profit of $1.4 billion to $1.7 billion for 2005. The decrease stems from the residual effect of mark-to-market accounting in the Power business, partially offset by increases in other business units.

     In 2006, the company now expects cash flow from operations of $1.45 to $1.75 billion. The company previously expected to generate $1.4 billion to $1.7 billion in cash flow from operations in 2006.

Analyst Call

     Williams’ management will discuss the company’s third-quarter 2004 financial results and outlook during an analyst presentation to be webcast live beginning at 10 a.m. Eastern today.

     Participants are encouraged to access the presentation and corresponding slides via www.williams.com. A limited number of phone lines also will be available at (888) 578-6632. International callers should dial (719) 955-1564. Callers should dial in at least 10 minutes prior to the start of the discussion.

     The webcast replay — audio and slides -will be available at www.williams.com later today. Audio-only replays of the presentation will be available at approximately 2 p.m. Eastern today through midnight Eastern on Nov. 11. To access the replay, dial (888) 203-1112. International callers should dial (719) 457-0820. The replay confirmation code is 959001.

Form 10-Q

     The company is filing its Form 10-Q today with the Securities and Exchange Commission. The document will be available on both the SEC and Williams’ websites.

About Williams (NYSE:WMB)

Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. The company also manages a wholesale power business. Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, Southern California and Eastern Seaboard. More information is available at www.williams.com.

Contact:	Kelly Swan
Williams (media relations)
(918) 573-6932

Travis Campbell
Williams (investor relations)
(918) 573-2944

Richard George
Williams (investor relations)
(918) 573-3679

Courtney Baugher
Williams (investor relations)
(918) 573-5768

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Williams’ reports, filings, and other public announcements might contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Private Securities Litigation Reform Act of 1995. You typically can identify forward-looking statements by the use of forward-looking words, such as “anticipate,” believe,” “could,” “continue,” “estimate,” “expect,” “forecast,” “may,” “plan,” “potential,” “project,” “schedule,” “will,” and other similar words. These statements are based on our intentions, beliefs, and assumptions about future events and are subject to risks, uncertainties, and other factors. Actual results could differ materially from those contemplated by the forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with such statements, other factors could cause our actual results to differ materially from the results expressed or implied in any forward-looking statements. Those factors include, among others: changes in general economic conditions and changes in the industries in which Williams conducts business; changes in federal or state laws and regulations to which Williams is subject, including tax, environmental and employment laws and regulations; the cost and outcomes of legal and administrative claims proceedings, investigations, or inquiries; the results of financing efforts, including our ability to obtain financing on favorable terms, which can be affected by various factors, including our credit ratings and general economic conditions; the level of creditworthiness of counterparties to our transactions; the amount of collateral required to be posted from time to time in our transactions; the effect of changes in accounting policies; the ability to control costs; the ability of each business unit to successfully implement key systems, such as order entry systems and service delivery systems; the impact of future federal and state regulations of business activities, including allowed rates of return, the pace of deregulation in retail natural gas and electricity markets, and the resolution of other regulatory matters; changes in environmental and other laws and regulations to which Williams and its subsidiaries are subject or other external factors over which we have no control; changes in foreign economies, currencies, laws and regulations, and political climates, especially in Canada, Argentina, Brazil, and Venezuela, where Williams has direct investments; the timing and extent of changes in commodity prices, interest rates, and foreign currency exchange rates; the weather and other natural phenomena; the ability of Williams to develop or access expanded markets and product offerings as well as their ability to maintain existing markets; the ability of Williams and its subsidiaries to obtain governmental and regulatory approval of various expansion projects; future utilization of pipeline capacity, which can depend on energy prices, competition from other pipelines and alternative fuels, the general level of natural gas and petroleum product demand, decisions by customers not to renew expiring natural gas transportation contracts; the accuracy of estimated hydrocarbon reserves and seismic data; and global and domestic economic repercussions from terrorist activities and the government’s response to such terrorist activities. In light of these risks, uncertainties, and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time that we ha ve described. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.